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                                  EXHIBIT 11.1
                        COMPUTATION OF NET LOSS PER SHARE



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
                                                            Years ended December 31,
                                                ------------------------------------------------
                                                    1997              1996              1995
                                                ------------      ------------      ------------

Net loss                                        ($21,408,330)     ($16,775,605)     ($ 8,020,547)
                                                ============      ============      ============

Calculation of shares used in computing net
loss per share:
  Weighted average common shares
  outstanding used in calculating net loss
  per share in accordance with generally
  accepted accounting principles                  13,433,915        11,451,334         2,498,295

  Adjustments to reflect certain
  requirements of the SEC:
    Conversion of preferred stock-
    weighted average shares                                                            5,994,416
                                                ------------      ------------      ------------

Shares used in computing net loss per share       13,433,915        11,451,334         8,492,711
                                                ============      ============      ============

Net loss per share                              ($      1.59)     ($      1.46)     ($      0.94)
                                                ============      ============      ============
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